The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 4, 2013
Citigroup Inc.	March , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013—CMTNH0051 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March    , 2016
Trigger Performance Leveraged Upside SecuritiesSM
Overview
•
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the EURO STOXX 50® Index (the “index”).

•
The securities offer the potential for a positive return at maturity based on the absolute value, within a limited range, of the percentage change in the level of the index from its initial index level to its final index level.  If the index appreciates, the securities provide leveraged positive exposure to a limited range of that appreciation, and if the index depreciates, the securities provide unleveraged positive exposure to a limited range of that depreciation.  In exchange for the upside leverage and the potential for a positive return at maturity even if the index depreciates, investors in the securities must be willing to forgo (i) positive participation in the appreciation or depreciation of the index outside of the limited range offered by the securities and (ii) dividends on the stocks included in the index.  Investors in the securities must also be willing to accept full downside exposure to the index if it depreciates by more than 20%.  If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity.

•
In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Pricing date:	March , 2013 (expected to be March 28, 2013)
Issue date:	April , 2013 (three business days after the pricing date)
Valuation date:	March , 2016 (expected to be March 28, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	March , 2016 (expected to be March 31, 2016)
Payment at maturity:
For each $10 security you hold at maturity:
▪  If the final index level is greater than or equal to the initial index level:
$10 + the leveraged upside payment, subject to the maximum return at maturity
▪  If the final index level is less than the initial index level but greater than or equal to the trigger level:
$10 + ($10 × the absolute index return)
▪  If the final index level is less than the trigger level:
$10 × the index performance factor
If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $8.00 per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial index level:	, the closing level of the index on the pricing date
Final index level:	The closing level of the index on the valuation date
Leveraged upside payment:	$10 × absolute index return × leverage factor
Absolute index return:	The absolute value of the index percent change
Index percent change:	(final index level – initial index level) / initial index level
Leverage factor:	150%
Maximum return at maturity:
82.50% to 92.50% (to be determined on the pricing date), applicable when the final index level is greater than the initial index level.  Because the trigger level is 80% of the initial index level, any positive return on the securities resulting from the depreciation of the index will not exceed 20%.

Index performance factor:	final index level / initial index level
Trigger level:	, 80% of the initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095852 / US1730958527
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.00	$0.30	$9.70
Total:	$	$	$
(1) The price to public for a particular investor and the related underwriting fee received by Citigroup Global Markets Inc. may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012 Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Short Selling Regulation.  The securities may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation”).  This will occur if the short position represented by the short exposure provided by the securities, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation.  It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation.  You should consult with your own legal and regulatory advisers regarding the securities should you have any concerns about these requirements.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.  The diagram and examples below are based on a hypothetical maximum return at maturity of 82.50%, which is equivalent to a hypothetical maximum payment at maturity of $18.25 per security.

Investors in the securities will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Dual Directional Trigger PLUS Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual maximum return at maturity, which will be determined on the pricing date, the actual initial index level, the actual trigger level and the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 2,600 and a hypothetical trigger level of 2,080.

March 2013	PS-2

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

Example 1—Upside Scenario A.  The hypothetical final index level is 2,730 (a 5% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security	=	$10 + the leveraged upside payment, subject to the hypothetical maximum return at maturity of 82.50%
	=	$10 + ($10 × absolute index return × leverage factor), subject to the hypothetical maximum return at maturity of 82.50%
	=	$10 + ($10 × 5% × 150%) = $10.75, subject to the hypothetical maximum return at maturity of 82.50%
	=	$10.75

Because the index appreciated from its hypothetical initial index level to its hypothetical final index level and the leveraged upside payment of $0.75 per security results in a total return at maturity of 7.50%, which is less than the hypothetical maximum return at maturity of 82.50%, your payment at maturity in this scenario would be equal to $10.75 per security.

Example 2—Upside Scenario B.  The hypothetical final index level is 4,940 (a 90% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security	=	$10 + the leveraged upside payment, subject to the hypothetical maximum return at maturity of 82.50%
	=	$10 + ($10 × absolute index return × leverage factor), subject to the hypothetical maximum return at maturity of 82.50%
	=	$10 + ($10 × 90% × 150%) = $23.50, subject to the hypothetical maximum return at maturity of 82.50%
	=	$18.25

Because the index appreciated from its hypothetical initial index level to its hypothetical final index level and the leveraged upside payment of $13.50 per security would result in a total return at maturity of 135%, which is greater than the hypothetical maximum return at maturity of 82.50%, your payment at maturity in this scenario would be equal to the hypothetical maximum payment at maturity of $18.25 per security.  In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index without a maximum return.

Example 3—Upside Scenario C.  The hypothetical final index level is 2,470 (a 5% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical trigger level.

Payment at maturity per security	=	$10 + ($10 × the absolute index return)
	=	$10 + ($10 × | −5% |)
	=	$10 + $0.50 = $10.50

Because the hypothetical final index level decreased from the hypothetical initial index level by less than 20%, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the negative performance of the index.

Example 4—Downside Scenario.  The hypothetical final index level is 1,040 (a 60% decrease from the hypothetical initial index level), which is less than the hypothetical trigger level.

Payment at maturity per security	=	$10 × the index performance factor
	=	$10 × 0.40 = $4.00

Because the hypothetical final index level decreased from the hypothetical initial index level by more than 20%, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the negative performance of the index.

March 2013	PS-3

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■
You may lose some or all of your investment.  Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the index.  If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level.  There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■
Your potential return on the securities is limited.  Your potential total return on the securities at maturity is limited by the maximum return at maturity of 82.50% to 92.50%, which is equivalent to a maximum payment at maturity of $18.25 to $19.25 per security. The actual maximum return at maturity will be determined on the pricing date.  Because the leverage factor provides 150% exposure to any positive performance of the index, any increase in the final index level over the initial index level by more than approximately 55.00% to 61.67% will not increase your return on the securities.  Moreover, the return potential of the securities in the event that the final index level is less than the initial index level is limited to 20%.  Any decline in the final index level from the initial index level by more than 20% will result in a loss, rather than a positive return, on the securities.

■	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.'s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level on that day may result in a payment at maturity that is lower than it would have been had it been based on the closing level of the index on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the

March 2013	PS-4

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.  As of February 28, 2013, the average dividend yield of the index was 4.52% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 13.56% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

■
The index is subject to risks associated with European markets.   The stocks that constitute the index trade on European markets. The European economy has recently been adversely affected by the sovereign debt crises affecting Greece and other nations, and significant uncertainty about the impact of the Euro as a common currency remains.  In addition, non-U.S. markets tend to be more volatile than U.S. markets.  A significant worsening of the European economy may adversely affect the value of and return on the securities.  Furthermore, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

■
The index performance will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The index is composed of stocks traded in Euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the index.

■
Our offering of the securities is not a recommendation of the index.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index.  These and other activities of our affiliates may affect the level of the index in a way that has a negative impact on your interests as a holder of the securities.

■
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the stocks that constitute the index or in instruments related to the index.  Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the level of the index in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

■
Adjustments to the index may affect the value of your securities.  STOXX Limited (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS

March 2013	PS-5

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities.  For more information, see “Equity Index Descriptions— EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the sections “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the index.

Historical Information

The closing level of the index on February 28, 2013 was 2,633.55.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to February 28, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

EURO STOXX 50® Index Historical Closing Levels January 2, 2008 to February 28, 2013

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

March 2013	PS-6

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30, subject to reduction for volume purchase discounts as described below, for each security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.30, subject to reduction for volume purchase discounts as described below, for each security they sell.

The price to public, the underwriting fee received by Citigroup Global Markets Inc. and the related selling concession paid to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
<$1,000,000	$10.0000	$0.3000	$0.3000
>= $1,000,000 and <$3,000,000	$9.9500	$0.2500	$0.2500
>=$3,000,000 and <$5,000,000	$9.9250	$0.2250	$0.2250
>=$5,000,000	$9.9000	$0.2000	$0.2000

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties,

March 2013	PS-7

Citigroup Inc.
Dual Directional Trigger PLUS Based on the EURO STOXX 50® Index Due March , 2016

and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666).  All other clients may contact their local brokerage representative.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2013	PS-8